                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                   (Amendment No.         15             )*
                                 ------------------------



                                  CORCOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock (no par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                  218356 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

                                 SCHEDULE 13G
------------------------                                   -------------------
 CUSIP NO.  218356 10 3                                     PAGE 2 OF 4 PAGES
------------------------                                   -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Werner E. Neuman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
          N/A                                                   (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               968,866

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                968,866

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             968,866
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             25.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)  Name of Issuer:   Corcom, Inc.
----------

Item 1 (b)  Address of Issuer's Principal Executive Offices:
----------

            844 East Rockland Road, Libertyville, Illinois 60048

Item 2 (a)  Name of Person Filing:     Werner E. Neuman
----------

Item 2 (b)  Address of Principal Business Office, or, if none, Residence:
----------

            844 East Rockland Road, Libertyville, Illinois 60048

Item 2 (c)  Citizenship:      U.S.
----------

Item 2 (d)  Title of Class of Securities:
----------

            Common Stock (no par value)

Item 2 (e)  CUSIP Number:    218356 10 3
----------

Item 3      Not applicable.  (This Schedule is filed pursuant to Rule
------      13d-1(c).)



Item 4      Ownership:
------

            The following information is provided as of  December 31, 1997:

            (a) Amount Beneficially Owned: 968,866 shares. Includes 44,000 options deemed exercised solely for purposes of this statement. Excludes 33 shares owned by Mr. Neuman's spouse, as to which he disclaims beneficial ownership.

            (b) Percent of Class:    25.4%

            (c) Undersigned has sole power to vote and sole power to dispose of all shares.

Item 5      Ownership of Five Percent or Less of a Class:
------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
------


            Not applicable.


                               Page 3 of 4 pages

Item 7      Identification and Classification of the Subsidiary Which Acquired
------      the Security Being Reported on By the Parent Holding Company:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:
------

            Not applicable.

Item 9      Notice of Dissolution of Group:
------

            Not applicable.


Item 10     Certification:
-------

            Not applicable.

Signature
---------

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January  14, 1998



Signature   s/Werner E. Neuman
            -------------------
Name/Title     Werner E. Neuman






                               Page 4 of 4 pages